SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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Commission only (as permitted
by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Under Rule 14a-12

Patriot National Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PATRIOT NATIONAL BANCORP, INC.
900 Bedford Street
Stamford, Connecticut 06901
(203) 324-7500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 18, 2008

To the Shareholders of
Patriot National Bancorp, Inc.:

The Annual Meeting of Shareholders of Patriot National Bancorp, Inc. (“Patriot”) will be held on Wednesday, June 18, 2008, at 9:00 a.m. local time, at The Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, for the following purposes:

1.	To elect nine directors to serve until the next Annual Meeting of shareholders.

2.	To consider and act upon a proposal to ratify the appointment of McGladrey & Pullen, LLP as independent auditors for the year ending December 31, 2008.

3.	To transact any other business that may properly come before the Annual Meeting.

Shareholders of record at the close of business on April 25, 2008 will be entitled to vote at the Annual Meeting or at any adjournment of the Annual Meeting.

Our Board hopes that you will attend the meeting.  Whether or not you plan to attend, please complete, date, sign and return the enclosed proxy card in the accompanying envelope.  Your prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors

Angelo De Caro
Chairman and Chief Executive Officer
Stamford, Connecticut
May 2, 2008

PATRIOT NATIONAL BANCORP, INC.
900 Bedford Street
Stamford, Connecticut 06901
(203) 324-7500
__________

PROXY STATEMENT

Our Board of Directors is soliciting your proxy with the enclosed proxy card for use at the 2008 Annual Meeting of Shareholders of Patriot National Bancorp, Inc.  The Annual Meeting will be held on Wednesday, June 18, 2008 at The Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870.  This proxy statement and accompanying proxy card are first being sent or given to shareholders on or about May 2, 2008.

The Annual Meeting has been called for the following purposes: (i) to elect nine directors to serve until the next Annual Meeting of shareholders (Proposal 1); (ii) to ratify the appointment of McGladrey & Pullen, LLP as our independent auditors for the year ending December 31, 2008 (Proposal 2); and (iii) to transact any other business that properly comes before the Annual Meeting or at any adjournments of the meeting.

GENERAL INFORMATION ABOUT VOTING

Who can vote.  You will be entitled to vote your shares of Patriot common stock at the Annual Meeting if you were a shareholder of record at the close of business on April 25, 2008.  As of that date, 4,751,844 shares of common stock were outstanding and entitled to vote at the Annual Meeting.

In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are nine directors to be elected at the Annual Meeting, you may allocate 900 “for” votes (nine times 100) among as few or as many of the nine nominees to be voted on at the Annual Meeting as you choose.

If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you sign your proxy card with no further instructions, John A. Geoghegan, L. Morris Glucksman, and Michael F. Intrieri, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the record date, April 25, 2008, is entitled to one vote.  If you sign your proxy card with no further instructions with respect to the ratification of the selection of the independent auditors, then proxies will be voted in favor of the proposal.

How to vote your shares.  You can vote your shares either by attending the Annual Meeting and voting in person or by voting by proxy.  If you choose to vote by proxy, please complete, date, sign and return the enclosed proxy card.  The proxies named in the enclosed proxy card will vote your shares as you have instructed.  You may authorize the proxies to vote your shares in favor of the proposals contained in this proxy statement by simply signing and returning the enclosed proxy card without indicating how your votes should be cast.

Even if you expect to attend the Annual Meeting, please complete and mail your proxy card in any case in order to assure representation of your shares.  If you attend the meeting, you can always revoke your proxy by voting in person.  No postage is necessary if the proxy card is mailed in the United States.

Quorum.  A quorum of shareholders is required in order to transact business at the Annual Meeting.  A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum.

Number of votes required.  The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal	Required Vote
• Election of directors	Under cumulative voting for directors, the nine nominees receiving the largest number of votes will be elected.
• Ratification of the Audit Committee’s selection of independent auditors	The affirmative vote of a majority of the votes cast is necessary for ratification.

Abstentions and broker non-votes.  A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter.  If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.”  Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Abstentions and broker non-votes will not count as votes cast in the election of directors or in the vote on ratifying the Audit Committee’s selection of independent auditors.  Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.

Discretionary voting by proxies on other matters.  Aside from the election of directors and the ratification of the Audit Committee’s selection of independent auditors, we do not know of any other proposal that may be presented at the 2008 Annual Meeting.  However, if another matter is properly presented at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy.  You may revoke the authority granted by your executed proxy card at any time before we exercise it by notifying our Corporate Secretary in writing, by executing a new proxy card bearing a later date and delivering the new executed proxy card to our Corporate Secretary, or by voting in person at the Annual Meeting.

Expenses of solicitation.  We will bear all costs of soliciting proxies.  We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses.  In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.

Shareholders sharing the same surname and address.  In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report and proxy statement.  This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.  If you would like to have additional copies of our annual report and/or proxy statement sent to you, please call or write us at our principal executive offices, Attention: Corporate Secretary, 900 Bedford Street, Stamford, Connecticut 06901, (203) 324-7500.  If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

Patriot National Bancorp, Inc. is the bank holding company for Patriot National Bank, or the Bank.  A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 is being sent with this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors; Nominees

The Board of Directors has fixed the number of directors for 2008 at nine.  Under our certificate of incorporation, each director is elected annually by the shareholders and holds office until the next Annual Meeting of shareholders and until his or her successor is elected and qualified, or until his or her earlier resignation, death or removal.  In the election of directors, you may elect to cumulate your vote. Cumulative voting means that each share of common stock is entitled to one vote multiplied by the number of directors to be elected. All votes may be cumulated and cast for a single nominee or votes may be distributed among two or more nominees in the manner selected by the shareholder. If a shareholder submits a signed proxy with no further instructions, the persons named in the proxy will distribute the votes among the nominees in his or her discretion. The nine nominees who receive the largest number of votes will be elected as directors. The nine nominees for director are currently serving as directors of Patriot and the Bank.  Each nominee has consented to being named in this proxy statement and to serve if elected.  If for any reason a nominee should become unavailable for election prior to the Annual Meeting, the proxies may vote for the election of a substitute.  We do not presently expect that any of the nominees will be unavailable.

Vote Required

Under cumulative voting for directors, the nine nominees receiving the largest number of votes will be elected as directors.  Abstention and broker non-votes are not considered votes cast and will not affect the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR THE NINE NOMINEES SET FORTH BELOW.

Biographical Information

The following table contains biographical information about the nominees for election as directors.  Information about the number of shares of common stock beneficially owned by each nominee, directly or indirectly, as of April 15, 2008, appears below under “Security Ownership of Certain Beneficial Owners and Management.”

There is no arrangement or understanding between any director and any other person or persons pursuant to which such director was or is to be selected as a director or nominee. There is no family relationship between any director and any of our executive officers.  Each of the nominees has held the principal occupation listed for the past five years, except as set forth below.

Name	Age	Business Experience and Other Directorships	Director Since
Angelo De Caro	65
Angelo De Caro has served as our director since our organization in 1999 and as our Chairman since his election in 2001. He has also served as our Chief Executive Officer since 2001 and as President and Chief Executive Officer from 1999 to 2001. He has served as a director of the Bank since 1998, as Chairman of the Board of Directors of the Bank since September 2000, and as Chief Executive Officer of the Bank from June 1999 until October 2000. Mr. De Caro has been a private investor from 1996 to present. Mr. De Caro was a Senior Financial Officer of Goldman, Sachs & Co. from 1979 to 1986 and a General Partner of Goldman, Sachs & Co. from 1986 to 1996. In addition, he served on the Executive Committees of Goldman Sachs Swiss Private Bank and Goldman Sachs Trust Services.  He currently serves as a Director of Innovive Pharmaceuticals, Inc., a biopharmaceutical company headquartered in New York City.
			1999

Charles F. Howell	59	Charles F. Howell has served as our Vice Chairman since 2000 and as our President since 2001. He has also served as a director and President and Chief Executive Officer of the Bank since 2000. From 1998 to 2000, Mr. Howell was a director and President of Summit Bank Connecticut. He also served as Executive Vice President, Chief Operating Officer and a director of each of NSS Bank from 1994 to 1998, and NSS Bancorp from the date of formation in 1997 to 1998.	2000

Robert F. O’Connell	59
Robert F. O’Connell has served as our director and Senior Executive Vice President and Chief Financial Officer since 2001 and as our Executive Vice President and Chief Financial Officer from 2000 to 2001. He has also served as a director and Senior Executive Vice President and Chief Financial Officer of the Bank since 2001 and as Executive Vice President and Chief Financial Officer of the Bank from 2000 to 2001. From 1994 to 2000, Mr. O’Connell served as Senior Vice President and Chief Financial Officer of New Canaan Bank and Trust Company and Treasurer/Senior Financial Officer of its successor, Summit Bank, New Canaan, Connecticut.
			2001

Philip W. Wolford	60	Philip W. Wolford has served as our Chief Operating Officer and Secretary since June 2000. He has also served as Chief Operating Officer and Secretary of the Bank since September 2000. Mr. Wolford was our President and Secretary from December 1999 until June 2000. He was President, Chief Executive Officer and Secretary of the Bank from September 1994 until June 1999 and President and Secretary of the Bank from August 1999 until September 2000. Mr. Wolford has served as our director since 1999 and a director of the Bank since 1994.	1999

John J. Ferguson	68	John J. Ferguson has served as a director of us and the Bank since 2001. He is a Senior Partner of the law firm of Ferguson, Aufsesser, Hallowell & Wrynn, LLP of Greenwich, Connecticut.	2001

Brian A. Fitzgerald	59	Brian A. Fitzgerald has served as a director of us and the Bank since 2005. He has also served as the Finance Director and Property Manager at Villa Maria Education Center in Stamford, Connecticut since 2001. From 1999 to 2001, Mr. Fitzgerald served as the Finance Director and Controller of Chromacol, a developer of consumables and accessories for chromatography. Mr. Fitzgerald was chairman of the audit committee of Summit Bank of Connecticut from 1999 to 2001, chairman of the audit committee of NSS Bancorp from 1997 to 1998, and chairman of the audit committee of NSS Bank from 1995 to 1997.	2005

John A. Geoghegan	66	John A. Geoghegan has served as a director of us since 1999 and a director of the Bank since 1998. He is the Resident Principal (Partner) of the law firm of Gellert & Klein, P.C., Purchase, New York and its predecessor firm. Previously, Mr. Geoghegan was a director of Barclays Bank, N.A. for over eighteen years.	1999

L. Morris Glucksman	60	L. Morris Glucksman has served as a director of us since 1999 and a director of the Bank since 1993. Mr. Glucksman is a practicing attorney in Stamford, Connecticut.	1999

Michael F. Intrieri	64	Michael F. Intrieri has served as a director of us since 1999 and a director of the Bank since 1993. He is the Director of School Activities, the Career Center and the University of Connecticut, Storrs, “Prep” Program at Stamford High School in Stamford, Connecticut. Dr. Intrieri previously served as the Assistant Principal	1999

and Director of Alternate High School in the Stamford, Connecticut public school system. He is on the J.M. Wright Technical School Advisory Board in Stamford, Connecticut. Mr. Intrieri holds an Ed.D. in education and counseling and is a licensed real estate broker and private investor.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Our business and affairs are managed under the direction of the Board of Directors in accordance with the Connecticut Business Corporation Act and our certificate of incorporation and bylaws.  Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees.  Our corporate governance practices are summarized below.

During 2007, our Board of Directors met 13 times.  During 2007, each of our directors attended at least 75% of the meetings of our Board of Directors and at least 75% of the meetings of the committees of the Board on which each director served.

Director Attendance at Annual Meetings

We have a policy encouraging attendance by members of the Board of Directors at our Annual Meetings of shareholders.  All of our directors attended the 2007 Annual Meeting of Shareholders.

Independence of Board of Directors and Members of Its Committees

The Board of Directors has a policy that requires a majority of the directors to be independent within the meaning of applicable laws and regulations and the listing standards of the NASDAQ Global Market. The Board of Directors has affirmatively determined that the following nominees for election as directors at the Annual Meeting, constituting a majority of the nominees, are independent: John J. Ferguson, Brian A. Fitzgerald, John A. Geoghegan, L. Morris Glucksman and Michael F. Intrieri.  The Board of Directors has also affirmatively determined that the Audit Committee is comprised entirely of independent directors within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Global Market and our corporate guidelines set forth in the Audit Committee Charter.

Independence Standards

The Board of Directors examines the independence of the directors annually.  For a director to be considered independent, the Board must determine that the director does not have any relationship with Patriot or any of our affiliates, either directly or as a partner, shareholder or officer of an organization that has such a relationship which, in the opinion of the Board of

Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

A director will not be considered independent if, among other things, the director has:

•	Been employed by the Bank or its affiliates at any time in the current year or during the past three years.

•
Accepted any payments from the Bank or its affiliates in excess of $100,000 during any period of twelve consecutive months within the preceding three years (except for Board services, retirement plan benefits, non-discretionary compensation or loans made by the Bank in accordance with applicable banking regulations).

•	An immediate family member who is, or has been in the past three years, employed by the Bank or its affiliates as an executive officer.

•
Been a partner, controlling shareholder or an executive officer of any “for profit” business to which the Bank made or from which it received, payments (other than those which arise solely from investments in the Bank’s securities) that exceed five percent of the entity’s or the Bank’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the preceding three years.

•	Been employed as an executive officer of another entity where any of the Bank’s executive officers serve on that entity’s compensation committee.

Committees of the Board of Directors

The members of the Boards of Directors of Patriot and the Bank devote time and talent to certain standing and ad hoc committees of Patriot and the Bank. Among these committees are the Audit Committee, Compensation Committee, Executive Committee and the Nominating and Governance Committee of Patriot’s Board of Directors; and the Asset and Liability Committee, Loan Committee and Personnel Committee of the Bank’s Board of Directors.  The principal functions and members of each committee are described below.

The functions of the Audit Committee include (i) reviewing and recommending policies regarding internal audit and credit review, (ii) establishing and implementing policies to comply with applicable regulations, (iii) causing suitable audits to be made by auditors engaged by the Audit Committee on our behalf, and (iv) pre-approving all audit services and permitted non-audit services provided by the auditors. The Audit Committee or its Chairman also discusses with the independent auditors the auditors’ review of our unaudited quarterly financial statements. The Audit Committee operates pursuant to a written charter, as amended by the Board of Directors on April 18, 2007 and which was filed with the Securities and Exchange Commission as an Exhibit to the Proxy Statement for the 2007 Annual Meeting of Shareholders.  Shareholders may request a copy of the Charter, without charge, by contacting Robert F. O’Connell, Senior Executive Vice President and Chief Financial Officer, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901 (203) 324-7500.  The members of the Audit Committee are

Messrs. Ferguson, Fitzgerald and Intrieri, each of whom is an independent director as defined by NASDAQ rules. The Board has determined that Mr. Fitzgerald has the professional experience necessary to qualify as an audit committee financial expert under SEC rules. During 2007, the Audit Committee met six times. The Report of the Audit Committee for the year ended December 31, 2007 is set forth below on page 32.

The Compensation Committee determines executive compensation. The members of the Compensation Committee are Messrs. Ferguson, Fitzgerald, Geoghegan, Glucksman and Intrieri. Each of the committee members is an independent director in accordance with NASDAQ requirements.  The Compensation Committee met to consider 2008 incentive compensation and salaries.  A copy of the Compensation Committee Charter is attached to this Proxy Statement as Exhibit A.

The Executive Committee exercises, if needed and when the Board of Directors is not in session, all powers of the Board of Directors that may lawfully be delegated. The members of the Executive Committee are Messrs. De Caro, Ferguson, Geoghegan, Glucksman and Howell. The Executive Committee did not meet in 2007.

The principal function of the Nominating and Governance Committee is to consider and recommend to the full Board of Directors nominees for directors of Patriot and the Bank. The committee is also responsible for reporting and recommending from time to time to the Board matters relative to corporate governance. The members of the Nominating and Governance Committee are Messrs. Ferguson, Glucksman and Intrieri. Each committee member is independent in accordance with NASDAQ requirements. During 2007, the Nominating and Governance Committee met one time.

The functions of the Personnel Committee include reviewing and recommending policies with respect to a comprehensive personnel policy, staffing requirements, personnel compensation and benefits issues and performance review of certain identified officer positions. The Personnel Committee also reviews management’s implementation of established policies and personnel compliance issues. The members of the Personnel Committee are Messrs. De Caro, Fitzgerald, Geoghegan, Glucksman, Howell, Intrieri, O’Connell and Wolford. During 2007, the Personnel Committee met one time.

The Asset and Liability Committee ensures adherence to the investment policies of the Bank, recommends amendments thereto, exercises authority regarding investments and liquidity, and exercises, when the Bank’s Board of Directors is not in session, all other powers of the Board of Directors regarding investment securities that may lawfully be delegated. The members of the Asset and Liability Committee are Messrs. De Caro, Fitzgerald, Geoghegan, Glucksman, Howell, O’Connell and Wolford. During 2007, the Asset and Liability Committee met four times.

The Loan Committee examines, reviews and approves loans and discounts, reviews and approves loan policies, establishes appropriate levels of credit risk, exercises authority regarding loans and discounts and exercises, when the Bank’s Board of Directors is not in session, all other powers of the Board of Directors regarding extensions of credit that may lawfully be delegated.

The members of the Loan Committee are Messrs. De Caro, Fitzgerald, Howell, Intrieri, O’Connell and Wolford. During 2007, the Loan Committee met 37 times.

Nomination Process

The process of reviewing and making recommendations for nominations and appointments to the Board of Directors is the responsibility of the Nominating and Governance Committee. Our directors have a critical role in guiding our strategic direction and in overseeing management. The Nominating and Governance Committee will consider candidates for the Board based upon several criteria, including their broad-based business and professional skills and experiences, concern for the long-term interests of shareholders, and personal integrity and judgment. Candidates should have reputations, both personal and professional, consistent with our image and reputation. Directors must have time available to devote to Board activities and to enhance their knowledge of the banking industry. Accordingly, the Board of Directors seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Patriot, and who are expected to contribute to an effective Board.

The Nominating and Governance Committee utilizes the following process for identifying and evaluating nominees to the Board. In the case of incumbent directors, each year the Board of Directors informally reviews each director’s overall service to Patriot during his term, including the number of meetings attended, level of participation and quality of performance. In the case of new director candidates, the committee may solicit from existing directors the names of potential candidates who meet the criteria above, the committee may discuss candidates suggested by our shareholders and, if deemed appropriate by the Board of Directors, or the committee may engage a professional search firm. To date, the Nominating and Governance Committee has not engaged a professional search firm to identify or evaluate potential nominees, but it retains the right to do so in the future, if necessary. The Nominating and Governance Committee meets to discuss and consider these candidates’ qualifications and then chooses new candidates by majority vote. Each of the nominees for director listed above was recommended by the Nominating and Governance Committee in 2008.  A copy of the Nominating and Governance Committee Charter is attached to this Proxy Statement as Exhibit B.

Shareholder Nominations

Under our by-laws, nominations for directors may be made by any shareholder of any outstanding class of our capital stock who delivers notice, along with the additional information and materials required by our by-laws and certificate of incorporation, to our President not fewer than 14 days and not more than 50 days before the Annual Meeting. Shareholders may obtain a copy of our certificate of incorporation and by-laws by writing to our Corporate Secretary, 900 Bedford Street, Stamford, Connecticut 06901.

To be considered, the shareholder’s nomination must contain: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (iv) the name and residence address of the notifying shareholder; and (v) the number of shares of capital stock of Patriot owned by the notifying shareholder.  In addition, the nomination should include any other information relating to the proposed nominee required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the nominee’s written consent to serve as a director if elected.

Communications with the Board

Interested parties, including shareholders, wishing to communicate directly with the Board or any independent directors should send written communications to Angelo De Caro, Chairman and Chief Executive Officer, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901.  Each communication will be reviewed by Mr. De Caro who will make appropriate recommendations to the Board of Directors, which may include discussing the matter raised with the Board as a whole, with only the independent directors, and/or with other members of the senior management team.  We believe that this procedure allows the Board to be responsive to shareholder communications in a timely and appropriate manner.

Code of Conduct

Each of our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer is required to comply with the Patriot National Bancorp, Inc. Code of Conduct for Senior Executive Financial Officers adopted by our Board of Directors. The Code of Conduct was adopted to deter wrongdoing and promote honest and ethical conduct; full, fair, accurate and timely disclosure in public documents; compliance with law; prompt internal reporting of Code violations, and accountability for adherence to the Code. The Code of Conduct was filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.  All of our directors, officers and employees are also required to comply with a general Code of Conduct that satisfies the rules set out in Section 406(c) of the Sarbanes-Oxley Act of 2002.    Shareholders may request a copy of either Code, without charge, by contacting Robert F. O’Connell, Senior Executive Vice President and Chief Financial Officer, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901 (203) 324-7500.

Director Compensation

Our directors who are also executive officers do not receive compensation for service on the board of directors or any of its committees. Non-employee directors of the Bank receive $600 for each board meeting in which they participate and $400 for each committee meeting in which they participate. In addition, non-employee directors who serve as the chair of a committee that meets at least four times in a year receive an additional $2,000 per year.

Non-employee directors serving on the board receive an annual award of our common stock at each year’s annual meeting valued at $10,000 based on the last reported sale price on the trading day immediately preceding the Annual Meeting. The award is prorated for directors serving for less than a full year. We paid fees totaling $141,560.00 which includes $49,961.00 in stock to non-employee directors during the fiscal year ended December 31, 2007.  Directors are not paid separately for their services on the Board of both Patriot and the Bank.

Director Compensation

The following table details the compensation paid to each of our non-management Directors in 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
John J. Ferguson	11,800	9,992	-0-	-0-	-0-	-0-	21,792
Brian A. Fitzgerald	31,000	9,992	-0-	-0-	-0-	-0-	40,992
John A. Geoghegan	10,000	9,992	-0-	-0-	-0-	-0-	19,992
L. Morris Glucksman	11,800	9,992	-0-	-0-	-0-	-0-	21,792
Michael F. Intrieri	27,000	9,992	-0-	-0-	-0-	-0-	36,992

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides certain information about beneficial ownership of our common stock as of April 15, 2008 by (i) each person, or group of affiliated persons, who is known to us to beneficially own more than five percent of our common stock; (ii) each of our directors; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable. The address of each director and executive officer is care of us at our principal executive office.

To our knowledge, there exists no arrangement that might result in a change in control of Patriot. However, Angelo De Caro has received authority from the Federal Reserve Bank of New York to acquire up to 35% of our common stock.

To compute the percentage ownership of any shareholder in the following table, the total number of shares deemed outstanding includes 4,751,844 shares outstanding on April 15, 2008, plus any shares that a shareholder could acquire upon exercise of any options that are exercisable within the 60-day period after April 15, 2008.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Shares		Percent

5% Shareholders:

Harvey Sandler Revocable Trust 21170 NE 22nd Court North Miami Beach, FL 33180	591,315	(1)	12.4%

Barry C. Lewis 177 South Mountain Road New City, NY 10956	452,051	(2)	9.5%

Donald Opatrny 30 East Elm Street Greenwich, CT 06830	376,850	(3)	7.9%

Wellington Management Company, LLC 75 State Street Boston, MA 02109	331,112	(4)	7.0%

Directors and Executive Officers named in the Summary Compensation Table:

Angelo De Caro	764,600	(5)	16.1%
John J. Ferguson	5,397	(6)	*
Brian A. Fitzgerald	3,665		*
John A. Geoghegan	11,282	(7)	*
L. Morris Glucksman	92,959	(8)	1.9%
Charles F. Howell	56,300		1.2%
Michael F. Intrieri	57,808	(9)	1.2%
Robert F. O’Connell	27,598		*
Philip W. Wolford	21,873	(10)	*
Martin Noble	1,911		*
Marcus Zavattaro	61,011		1.3%

All directors and executive officers of Patriot (13 persons)	1,108,857	(11)	23.3%

*	Percentage is less than 1% of all outstanding shares of common stock.

1.
Based on a Form 4 filed by the Harvey Sandler Revocable Trust with the SEC on April 17, 2008 and an Amended Schedule 13G filed by the Harvey Sandler Revocable Trust with the SEC on May 2, 2007.  The Harvey Sandler Revocable Trust has sole voting and sole dispositive control over all of these shares.  Mr. Sandler is the sole trustee of the trust.

2.
Based on a Schedule 13G filed by Mr. Lewis with the SEC on February 7, 2008.  Reflects 327,628 shares held in Barry Lewis IRA Rollover Accounts, of which Mr. Lewis disclaims beneficial ownership, except to the extent of his equity interest therein, and 124,423 shares held by the Barry Lewis Revocable Living Trust.

3.	Based on a Schedule 13D filed by Mr. Opatrny with the SEC on October 6, 2006. Mr. Opatrny has sole voting and sole dispositive control over all of these shares.

4.
Based on a Schedule 13G filed with the SEC on February 14, 2008. The filing indicates Wellington Management Company, in its capacity as investment advisor, may be deemed to beneficially own the shares which are held of record by clients of Wellington Management Company. Also indicates that one of these clients, Bay Pond Partners, LLC, owns 250,904 of these shares, over 5% of Patriot's outstanding shares, with Wellington Hedge Management, LLC, the sole general partner of Bay Pond Partners, LLC, having shared voting power of such shares.

5.	Includes 20,000 shares for which Mr. De Caro has sole voting power but in which he has no direct or indirect pecuniary interest.

6.	Includes 1,496 shares for which Mr. Ferguson is a Trustee for his wife’s defined benefit plan.

7.	Includes 9,964 shares held by Mr. Geoghegan through an Individual Retirement Account.

8.
Includes 1,000 shares owned solely by Roslyn Glucksman; 10,800 shares held as Trustee for other than immediate family members; 14,200 shares held as Trustee for family members; 34,300 shares held as Trustee for other than immediate family members. Also includes 16,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days.

9.
Includes 651 shares owned solely by Karen Intrieri, Mr. Intrieri’s wife; 600 shares owned by Michael Intrieri and 800 shares owned by Jason Intrieri, Mr. Intrieri’s sons.  Also includes 10,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days.

10.
Includes 84 shares held in joint tenancy with, Regine Vantieghem, Mr. Wolford’s wife; and 302 shares owned solely by Regine Vantieghem. Also includes 9,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days.

11.	Includes 35,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes of their ownership of our common stock.  They must also furnish copies of the reports to us.  Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during 2007, Patriot’s directors and executive officers complied on a timely basis with all applicable Section 16(a) filing requirements, except one late filing on Form 4 was made in 2007 for Mr. Kantzas.

EXECUTIVE OFFICERS

The following table provides information concerning the executive officers of Patriot and the Bank.  Information about Messrs. De Caro, Howell, O’Connell and Wolford, nominees for director, appears in the table beginning on page 5.

Name	Age	Business Experience

John Kantzas	72	John Kantzas has served as Executive Vice President and Cashier of the Bank since 1994.

Martin G. Noble	58
Martin G. Noble has served as Executive Vice President and Senior Loan Officer of the Bank since February 1999. From 1996 to 1999, he served as Vice President and Manager - Risk Management for Cityscape Corporation, a mortgage banking company.

Marcus Zavattaro	43	Marcus Zavattaro currently serves as Executive Vice President and Sales Manager of Mortgage Brokerage. He previously served as Executive Vice President of the Bank and the Division Sales

Manager of the Bank’s Residential Lending Group since 2004. From 1999 to 2004, Mr. Zavattaro served as Executive Vice President of the Bank and President of the Pinnacle Financial Division of the Bank. From 1994 to 1999, he served as President of Pinnacle Financial Corp., a mortgage broker.

Todd C. Scaccia	46
Todd C. Scaccia has served as Vice President of the Bank since February 2008 and Vice President and Controller since April 1, 2008.  From 2006 to 2007, he served as Controller for Home Funding Group, a mortgage broker.  From 2005 to 2006, he served as Vice President and Chief Financial Officer for VakifBank, New York Branch, a Turkish bank.  From 2004 to 2005, he served as Vice President of Accounting at Abbey National Treasury Services, a British bank.  From 2000 to 2004, he served as Vice President and Controller of LBS Bank, a Slovenian bank.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our Compensation Committee determines salaries, incentives and other compensation for our executive officers. The Compensation Committee of the Board of Directors consists of five non-employee directors. The members of the Compensation Committee currently are John A. Geoghegan (Chairman), John J. Ferguson, Brian A. Fitzgerald, L. Morris Glucksman and Michael F. Intrieri. All of the Committee members are “independent” as defined by NASDAQ listing requirements.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” disclosure appearing below in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of Patriot that the Compensation Discussion and Analysis be included in Patriot’s Annual Report on Form 10-K, which incorporates by reference the disclosure contained in this Proxy Statement.

April 23, 2008

The Compensation Committee:

John A. Geoghegan, Chairman
John J. Ferguson
Brian A. Fitzgerald
L. Morris Glucksman
Michael F. Intrieri

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors determines executive compensation (other than payments or benefits that are generally available to all other employees of Patriot). The Compensation Committee considers the recommendations of Messrs. De Caro and Howell relative to all executive compensation other than their own.

Objectives of Patriot’s Compensation Programs

Patriot does not pay direct cash compensation to its executive officers. However, our executive officers also serve as executive officers of the Bank and are compensated by the Bank.

Our compensation philosophy is to support our strategic goals with effective but straight forward compensation programs. We believe that simple, cash-based incentives will serve us and our shareholders best. Incentives are generally paid in cash as they reflect a “pay as you go” compensation philosophy. We do not compensate our executives with traditional perquisites such as club memberships, automobiles or travel allowances. We do not maintain a defined benefit retirement plan or an employee stock ownership plan. We have not granted stock options to our executive officers since 1999, or stock equivalent awards since 2003.

The compensation programs for executive officers are administered by the Compensation Committee and are outcome-oriented; designed to attract, retain and reward the best employees, further our growth objectives and promote shareholder value. The Committee believes it provides attractive, market based compensation programs with performance incentives aligned with shareholder’s interests. The Committee believes our growth objectives will be enhanced by this strategy.

The compensation decisions for executive officers are derived after examining available survey and other peer information. However, the Committee has determined that available peer information is inadequate for Patriot’s purposes for two reasons: (1) the degree to which Patriot focuses on growth is not shared with many other institutions that would otherwise potentially be peers; and (2) the scarcity of like-sized and -minded institutions in the greater New York area. The Committee does not employ a compensation consultant, but does consult publicly available compensation information and information provided by its advisors when making compensation decisions.

Identification of and Reward Objectives for Each Compensation Program

Compensation paid to Patriot’s executive officers in 2007 generally consisted of the following components: Base Salary, short-term cash bonuses paid pursuant to the Patriot Annual Bonus Plan, legacy vesting of long-term cash incentive payments tied to stock performance, and participation in our employee benefit plans. No stock options or other equity awards were granted to executive officers in 2007. The compensation components, described below, apply to all of the Named Executive Officers except Mr. Zavattaro. His bonus compensation as head of Retail Mortgage Brokerage is based entirely on certain annual production criteria relative to his job responsibilities.

Base Salaries. In determining base salaries for our executive officers, the Committee attempts to ensure that base salaries are competitive with New York area financial institutions that we consider to be alternative places of employment for our executive officers. All of the Named Executive Officers receive a base salary, except Mr. Zavattaro who receives a guaranteed draw against commissions.

Short Term Bonuses. Bonus compensation for executive officers generally consists of cash awards from Patriot’s Annual Cash Bonus Plan (“PACBP”). The PACBP provides for cash bonuses based solely on performance. Reward objectives are based on Patriot’s annual “profit” for the year.

Long Term Cash Incentives. Patriot does not currently compensate its executives with long-term awards, equity or non-equity.  Mr. Howell received compensation in 2007 paid under a discontinued long-term incentive program. The current philosophy is to provide incentives on a short-term, "pay as you go" basis.

Patriot’s Reasons for Choosing to Pay Each Compensation Element

The Compensation Committee believes that it is necessary to offer executive officers Base Salary and short term bonuses to attract and retain talented individuals committed to creating long-term franchise and shareholder value. The Compensation Committee believes that the compensation program it has developed is consistent with Patriot’s strategic objective to grow its franchise and to attract and retain talented and committed executive officers.

Patriot’s Determinations of Amounts of Compensation Paid to Executives

The Compensation Committee considers, determines and approves the mix of Base Salary and short term bonuses payable to the executive officers, and the production compensation payable to Mr. Zavattaro. The Committee evaluates the performance of the executive officers relative to the PACBP, and makes awards based on job responsibilities and expectations. The Committee additionally takes into account the evaluation of the performance of executive officers from Messrs. De Caro and Howell. The Compensation Committee reviews, but is not conclusively influenced by, available “peer” and survey data in making these determinations.

The Compensation Committee meets at least annually to review and approve the compensation of the executive officers. The decisions made by the Compensation Committee as to executive compensation are discretionary. However, a written performance review is prepared and includes an assessment of performance against certain goals.

Descriptions of Each Element of Compensation

Base Salary

In 2007, each executive officer received an annual base salary estimated by the Committee to be competitive with base salaries for comparable positions at financial institutions similar in size, locale and profile. The actual annual base salary for each officer was not determined using a formula or based on a certain percentage of peer medians, but was determined based on each individual’s particular experience, talents, and responsibilities, with consideration of the executive officer’s specific responsibilities relative to our business objectives. The Committee reviews annual base salaries during the fourth quarter of each year, and the Committee increased annual base salaries in 2007 principally in line with peer institutions

Patriot’s Annual Cash Bonus Plan

The philosophy of the Committee in administering the PACBP is rooted in a “profit sharing” concept in which designated officers, including our executive officers, participate. Each officer is assigned a number of points by the Board of Directors or its Personnel Committee. The points assigned to each officer are converted into a percentage of the total points assigned to all officers, which percentage is applied to the available “profit” at year end. For these purposes, “profit” is defined as the GAAP equivalent of pre-tax net income.  The annual cash bonus is determined strictly by application of this formula. All of our Named Executive Officers participate in the PACBP except Mr. Zavattaro.

Long Term Cash Incentives

The Named Executive Officers other than Mr. De Caro and Mr. Zavattaro were awarded long term cash incentives of varying kinds in prior years. Those programs have been discontinued. Mr. Howell has received cash based stock appreciation rights and restricted stock under a discontinued long-term incentive plan. Messrs. Noble, O’Connell and Wolford have received cash based stock appreciation rights. Mr. Wolford also received stock options in 1999 when the Bank reorganized into a holding company structure. The restricted stock rights and stock appreciation rights vest over varying terms of years. They were designed to retain and motivate our executive officers. They were also designed to align the financial interests of our executives with those of our shareholders. The awards are all fully deductible by us for income tax purposes upon exercise or vesting. We also previously provided stock-based, long-term incentive compensation to certain executives in the form of options to purchase common stock and restricted stock awards. Our current compensation philosophy does not include the award of stock options or equivalents.

Other

In addition to the compensation paid to executive officers as described above, executive officers received, along with, and on the same terms as, other employees, certain benefits pursuant to our 401(k) Plan.

Additional Executive Officer Compensation Considerations

The Compensation Committee generally does not adjust salaries for executive officers during the year, unless it does so to recognize a change in job responsibility or other unforeseen condition. Similarly, the Compensation Committee generally does not adjust targets under the PACBP during the year, provided it may adjust targets in response to tax or accounting changes or adjustments during the year.

The Compensation Committee considers the views and recommendations of Messrs. De Caro and Howell with regard to compensation of the other executive officers. The Compensation Committee itself makes all decisions on executive officer compensation.

We have entered into employment agreements with Mr. Howell, Mr. O’Connell and Mr. Zavattaro, and change of control agreements with each of Messrs. De Caro, Howell, O’Connell, Noble and Wolford. Mr. Howell’s employment agreement was entered into effective January 1, 2007 following the December 31, 2006 expiration of his prior, three year agreement.  Mr. O’Connell’s employment agreement was entered into effective January 1, 2008 following the December 31, 2007 expiration of his prior agreement.  We entered into a change of control agreement with Mr. De Caro in recognition of the importance to us of his continued strategic leadership. We entered into, or enhanced the benefits from, change of control agreements with the other executive officers in recognition of their continued importance to us and their increased responsibilities as a consequence of our significant growth. Each change of control agreement contains “single trigger” provisions. This means that the officer is entitled to change of control compensation if there is a change of control of Patriot, even if the officer is offered comparable employment with and/or remains in the employ of a successor to Patriot.  These provisions are described elsewhere in this Proxy Statement. The Committee believes the single trigger provisions are appropriate given our publicly articulated strategy to grow as an independent company and thereby increase shareholder value, for the foreseeable future. Each agreement contains a six month non-competition provision that would be effective if any change of control payments are made.

The Compensation Committee considers the effects of tax and accounting treatments when it determines executive compensation. For example, in 1993, the Internal Revenue Code was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (Section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring Patriot’s compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. Also, payments under the change of control agreements for the Named Executive Officers are capped based on Section 280G of the Code. If the proposed payments under the agreements would exceed the Section 280G limit on such payments and thereby would impose an excise tax on the officer, the payments would be reduced to an amount that would avoid such additional tax.

COMPENSATION OF
EXECUTIVE OFFICERS AND DIRECTORS

Annual Compensation

The following Summary Compensation Table sets forth certain information with respect to the compensation of our principal executive officer, principal financial officer and three most highly compensated executive officers during 2007.  Each individual listed in the table below may be referred to as a Named Executive Officer or NEO.  The material terms of each officer’s employment agreement are disclosed below following the Summary Compensation Table.  No options or other equity-based awards were made, repriced or otherwise modified during 2007 for any of the Named Executive Officers.  Salary and cash bonus payments constitute all of the total compensation for NEO’s; they do not receive any equity compensation. Patriot’s straight forward executive compensation program emphasizes cash salary and incentives as the principal compensation components for executives.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($) (4)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Angelo De Caro Chairman and Chief Executive Officer	2007 2006	257,211 232,692	145,808 128,268	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	403,019 360,960

Charles F. Howell President of Patriot and CEO of the Bank	2007 2006	277,019 262,308	145,808 128,268	-0- -0-	-0- -0-	-0- -0-	-0- -0-	24,876 72,064	447,703 462,640

Robert F. O’Connell Senior Executive Vice President, Chief Financial Officer	2007 2006	227,361 206,400	145,808 128,268	-0- -0-	-0- -0-	-0- -0-	-0- -0-	6,750 6,600	379,919 341,268

Marcus Zavattaro Executive Vice President of the Bank	2007 2006	180,000 180,000	255,454 224,335	-0- -0-	-0- -0-	-0- -0-	-0- -0-	6,750 6,600	442,204 410,935

Martin G. Noble Executive Vice President of the Bank	2007 2006	184,037 167,308	118,840 104,325	-0- -0-	-0- -0-	-0- -0-	-0- -0-	6,750 57,384	309,627 329,017

(1)
In addition to the base salaries, amounts disclosed in this column include amounts deferred under the Patriot National Bank 401(k) Plan. We periodically review, and may increase, base salaries in accordance with the terms of employment agreements with each of our named executive officers.  Annual base salaries as of the date of this proxy are as follows: Mr. De Caro $ 300,000, Mr. Howell $290,000; Mr. O’Connell $250,000; Mr. Zavattaro $210,000 (guaranteed draw against commissions); and Mr. Noble $210,000.

(2)
Amounts represent the dollar value of cash bonuses earned under the Patriot Annual Cash Bonus Plan, with the exception of Mr. Zavattaro whose bonus amount represents commissions earned in excess of a guaranteed draw and additional compensation based on the revenue generated by his direct reports.

(3)	Patriot made no stock awards to executives in 2007 or 2006, nor did Patriot incur compensation expense during 2007 or 2006 for prior stock awards under SFAS 123R.

(4)	Patriot did not grant any stock options to executive officers in 2007 or 2006, nor did Patriot incur compensation expense during 2007 or 2006 for prior stock awards under SFAS 123R.

(5)
Includes employer contributions allocated under the 401(k) plan for the 2007 plan year of $6,750 each for Messrs. Howell, O’Connell, Zavattaro and Noble, respectively. Includes a cash payment made to Mr. Howell in settlement of restricted stock award of $18,126.

Grants of Plan-Based Awards

No grants of plan-based awards were made to the NEO's in 2007.

Employment and Change of Control Agreements

Patriot and the Bank entered into a three-year employment agreement with Charles F. Howell, effective January 1, 2007, pursuant to which Mr. Howell serves as President and Chief Executive Officer of the Bank and as President of Patriot until December 31, 2009. Mr. Howell’s base salary is $275,000 for the first year, $290,000 for the second year and $310,000 for the third year. Mr. Howell is entitled to receive annual discretionary cash bonuses in amounts to be determined by the board of directors.

In the event of the early termination of the agreement with Mr. Howell for any reason other than cause, he would be entitled to receive a lump sum payment equal to the greater of the aggregate salary payments that would be made to him for the remaining term of the agreement or 18 months of his stipulated base salary at the time of termination.

Patriot and the Bank entered into an employment agreement with Robert F. O’Connell, dated January 1, 2008, pursuant to which Mr. O’Connell serves as Chief Financial Officer and Senior Executive Vice President of the Bank until December 31, 2010. Mr. O’Connell’s base salary is currently $250,000, and is subject to review and increase by the board of directors each year. If Mr. O’Connell’s employment terminates without cause (as defined in the agreement), he would be entitled to receive a lump sum payment equal to the greater of the aggregate salary payments that would be made to him for the remaining term of the agreement or 12 months of his stipulated base salary at the time of termination.

The Bank entered into an employment agreement, dated January 1, 2008, with Marcus Zavattaro pursuant to which Mr. Zavattaro serves as Executive Vice President of the Bank, Sales Manager of Retail Brokerage until December 31, 2008. Mr. Zavattaro is entitled to receive guaranteed draws against commissions of $210,000 plus commissions depending upon his production as described in the agreement as well as additional compensation based upon the revenue generated by his direct reports. This agreement may be renewed annually.

           Patriot and/or the Bank has/have also entered into substantially similar change of control agreements with Messrs. De Caro, Howell, O'Connell, Noble and Philip W. Wolford, the Bank’s Chief Operating Officer.  The Change of Control Agreements provide that in the event of a Change of Control, as defined in the Agreements, Mr. De Caro, Mr. Howell and Mr. O’Connell may receive lump sum cash payments equal to 2.5 times the greater of their annual salary or compensation, as applicable, and Mr. Noble and Mr. Wolford may receive payments equal to two times the greater of their annual salary or compensation. Payments under each of the agreements is capped so as not to exceed the limits of Section 280G of the Internal Revenue Code. The exercise of rights under a change of control agreement by any executive officer will not result in adverse tax consequences to us under Section 280G of the Internal Revenue Code of 1986, as amended.

Potential Payments Upon Termination or Change in Control

Patriot and/or the Bank has entered into certain agreements and maintains certain plans that will require the payment of compensation to Named Executive Officers in the event of a termination of employment or a change in control of Patriot.  Those agreements are described above under the caption “Employment and Change in Control Agreements.”  The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below.  The disclosures assume a payment event having occurred on December 31, 2007 as if the January 1, 2008 salary arrangements described above had been in effect on that date.

The following table describes the potential payments upon termination or a deemed change in control ("CIC") of Patriot for Angelo De Caro:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (CIC)	Death or Disability (1)

Compensation:
Cash	$ 0	$ 0	$ 0	$ 0	$ 1,007,548	$ 0
Non-Cash	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Benefits and Perquisites:	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Total:	$ 0	$ 0	$ 0	$ 0	$ 1,007,548	$ 0

The following table describes the potential payments upon termination or a deemed change in control ("CIC") of Patriot for Charles F. Howell:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (CIC)	Death or Disability (1)

Compensation:
Cash	$ 0	$ 0	$ 580,000	$ 0	$1,057,068	$145,000
Non-Cash	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Benefits and Perquisites:	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Total:	$ 0	$ 0	$ 580,000	$ 0	$ 1,057,068	$145,000

The following table describes the potential payments upon termination or a deemed change in control ("CIC") of Patriot for Robert F. O’Connell:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (CIC)	Death or Disability (1)

Compensation:
Cash	$ 0	$ 0	$ 750,000	$ 0	$932,923	$125,000
Non-Cash	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Benefits and Perquisites:	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Total:	$ 0	$ 0	$ 750,000	$ 0	$932,923	$125,000

The following table describes the potential payments upon termination or a deemed change in control ("CIC") of Patriot for Marcus Zavattaro:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (CIC)	Death or Disability (1)

Compensation:
Cash	$ 0	$ 0	$ 210,000	$ 0	$ 0	$ 0
Non-Cash	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Benefits and Perquisites:	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Total:	$ 0	$ 0	$ 210,000	$ 0	$ 0	$ 0

The following table describes the potential payments upon termination or a deemed change in control ("CIC") of Patriot for Martin G. Noble:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (CIC)	Death or Disability (1)

Compensation:
Cash	$ 0	$ 0	$ 0	$ 0	$ 605,754	$ 0
Non-Cash	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Benefits and Perquisites:	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Total:	$ 0	$ 0	$ 0	$ 0	$605,754	$ 0

(1) all full time employees receive a $50,000 life insurance benefit.

401(k) Plan

The Bank maintains a tax-qualified 401(k) Plan under Section 401(a) of the Internal Revenue Code with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Employees become eligible to make salary reduction contributions to the 401(k) Plan and to receive any matching or discretionary contributions made to the 401(k) Plan by the Bank on the first day of the semiannual period coinciding with or next following the date that the employee has attained 21 years of age and completed at least 1,000 hours of service in a period of six to 12 consecutive calendar months.

Under the 401(k) Plan, participants may elect to have the Bank contribute a portion of their compensation each year, subject to certain limitations imposed by the Internal Revenue Code. The 401(k) Plan permits the Bank to make discretionary matching and additional discretionary contributions to the 401(k) Plan. Participants in the 401(k) Plan may direct the investment of their accounts in several types of investment funds.

Participants are always 100% vested in their elective deferrals, matching and discretionary matching contributions and related earnings under the 401(k) Plan. Participants become vested in any discretionary contributions and related earnings in 50% increments, beginning with the completion of one year of service and ending with the completion of two years of service. Participants also become 100% vested in any discretionary contributions and related earnings upon the attainment of normal retirement age (age 65). Participants are permitted to receive a distribution from the 401(k) Plan only in the form of a lump sum payment.

2001 Stock Appreciation Rights Plan

In 2001, we adopted the Patriot National Bancorp, Inc. 2001 Stock Appreciation Rights Plan.  Under the terms of the plan, we may grant stock appreciation rights, or SARs, to our officers that entitle them to receive upon exercise, in cash or shares of common stock, the appreciation in the value of the common stock from the date of grant. Each award vests at the rate of 20% per year from the date of grant. Any unexercised rights will expire ten years from the date of grant. As of December 31, 2007, there were 12,000 SARs issued and outstanding.

Subject to the terms of the plan, the Board of Directors may grant a SAR to any eligible participant.  A SAR entitles the participant to surrender to Patriot any then exercisable portion of the SAR in exchange for that number of shares of common stock having an aggregate fair market value on the date of surrender equal to the product of (a) the excess of the fair market value of a share of common stock on the date of surrender over the exercise price established by the Board, which shall not be less than the fair market value of a share of common stock on the date the SAR was granted, and (b) the number of shares of common stock subject to such SAR.  In lieu of payment in shares of common stock, payment may be made in cash or partly in shares and partly in cash, as determined by the Board.

Our current compensation philosophy does not include the awarding of SARs.

Stock Option Plan

In connection with our holding company reorganization in 1999, we adopted the Bank’s stock option plan. Under this plan, an aggregate of 110,000 shares were available for issuance thereunder, all of which have been awarded. As of December 31, 2007, options to purchase 60,000 shares remained unexercised. There are no shares available for future grant under this plan.

Relative to Both Stock Plans:

Effect of a Change in Control.  In the event of a change in control, each outstanding stock option and SAR will become fully vested and, in the case of vested stock options and SARs will become immediately exercisable.

Stock Options.  There are generally no federal income tax consequences either to the optionee or to us upon the grant of an option.  On the exercise of an incentive stock option (“ISO”) during employment or within three months thereafter, the optionee will not recognize any income and we will not be entitled to a deduction, although the excess of the fair market value of the shares on the date of exercise over the option price is includible in the optionee’s alternative minimum taxable income, which may give rise to alternative minimum tax liability for the optionee.  Generally, if the optionee disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale).  The balance of any gain or loss will be treated as a capital gain or loss to the optionee.  If the shares are disposed of after the two-year and one-year periods mentioned above, we will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

On exercise of a non-qualified stock option (“NQSO”), the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the optionee as ordinary income and deductible by us, if we properly withhold taxes in respect of the exercise.  The disposition of shares acquired upon the exercise of a NQSO will generally result in a capital gain or loss for the optionee, but will have no tax consequences for us.

Restricted Stock.  A participant who has been awarded restricted stock under the plan and does not make an election under Section 83(b) of the Internal Revenue Code will not recognize taxable income at the time of the award.  At the time any transfer or forfeiture restrictions applicable to the restricted stock lapse, the recipient will recognize ordinary income and we will be entitled to a corresponding deduction equal to the fair market value of the stock at such time.  Any dividend paid to the recipient on the restricted stock at or prior to such time will be ordinary compensation income to the recipient and deductible as such by us.

The Board may prohibit participants from making an election under Section 83(b) of the Code.  If a participant is permitted to make such an election and does so, he or she will recognize ordinary income at the time of the award and we will be entitled to a corresponding deduction equal to the fair market value of the stock at such time.  Any dividends subsequently paid to the recipient on the restricted stock will be dividend income to the recipient and not deductible by us.  If the recipient makes a Section 83(b) election, there are no federal income tax consequences either to the recipient or us at the time any applicable transfer or forfeiture restrictions lapse.

Generally, an employee will not recognize any taxable income upon the grant of an SAR. At the time the employee receives the common stock or cash for the SAR, the fair market value of shares of common stock or the amount of any cash received generally is taxable to the employee as ordinary income, taxable as compensation.  Subject to the discussion under “Certain Tax Code Limitations on Deductibility” below, we will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee recognizes ordinary income from SARs under the Plan.

Certain Tax Code Limitations on Deductibility.  Section 162(m) of the Code generally limits the deduction for certain compensation in excess of $1 million per year paid by a publicly-traded corporation to its chief executive officer and the four other most highly compensated executive officers. Certain types of compensation, including compensation based on performance goals, are excluded from the Section 162(m) deduction limitation if certain requirements are satisfied.

Requirements Regarding “Deferred Compensation.”  Certain awards under the plan may constitute “deferred compensation” within the meaning of Section 409A of the Code, a recently enacted provision governing “non-qualified deferred compensation plans.”  Failure to comply with the requirements of the provisions of the Code regarding participant deferral elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the above discussion and to pay substantial penalties.

The following tables present information about stock awards made to the Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Angelo De Caro	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Charles F. Howell	2,500 5,000 7,500	-0-	-0-	8.28 9.84 11.90	12/31/11 12/31/12 12/31/13	-0-	-0-	-0-	-0-

Robert F. O’Connell	6,000	-0-	-0-	8.54	3/31/11	-0-	-0-	-0-	-0-

Marcus Zavattaro	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Martin G. Noble	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) All awards shown above are settled in cash.  The items shown in column (b) represent stock appreciation rights.

Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (1) (d)	Value Realized on Vesting ($) (2) (e)
Angelo De Caro	-0-	-0-	-0-	-0-
Charles F. Howell	-0-	-0-	-0-	-0-
Robert F. O’Connell	-0-	-0-	-0-	-0-
Marcus Zavattaro.	-0-	-0-	-0-	-0-
Martin G. Noble	-0-	-0-	-0-	-0-

(1)	None of the NEO’s has been awarded stock options
(2)	Based on Patriot's closing price of $15.97 on December 31, 2007.

Pension Benefits

Patriot does not maintain a defined benefit pension plan, or any supplemental executive retirement plans.

Retirement Plan

Non-Qualified Deferred Compensation

Patriot does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Transactions with Management and Others

In the ordinary course of business, the Bank has made loans to officers and directors (including loans to members of their immediate families and loans to companies of which a director owns 10% or more). The total amount of loans to officers and directors outstanding as of December 31, 2007 was $ 891,605.  In the opinion of management, all of such loans were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral requirements, as those then prevailing for comparable transactions with persons not related to the lender. The Bank believes that at the time of origination these loans neither involved more than the normal risk of collectibility nor presented any other unfavorable features.

We have entered into two lease agreements with one of our directors, L. Morris Glucksman, Esq., pursuant to which Mr. Glucksman leases from us approximately 1,100 square feet of space in the building at 900 Bedford Street and 150 square feet of space in our building at 838 High Ridge Road, each at per square foot rental rates not to exceed the rental rates paid by us from time to time. The Bedford Street lease has expired but Mr. Glucksman continues to occupy the space on a month-to-month basis at the same rent. The High Ridge Road agreement is revocable at any time.

We have entered into a 10 year lease agreement with Michael J. Intrieri and Jason Intrieri, the sons of our director, Dr. Michael Intrieri, for a small parking lot located near our main office at 47-49 Hoyt Street, Stamford Connecticut.  Payments over the 10 year term begin at $21,000 per year and increase to $24,000 per year.  From time to time, we may have employees who are related to our directors or executive officers. Dr. Intrieri’s adult son, Michael J. Intrieri, is employed by us in a non-executive officer position.

Information about transactions involving related persons is assessed by our independent directors. Related persons include our directors and executive officers as well as immediate family members of directors and officers. If the independent directors approve or ratify a material transaction involving a related person, then the transaction would be disclosed in accordance with the SEC rules. If the related person is a director, or a family member of a director, then that director would not participate in those discussions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a written charter, as amended by the Board of Directors on April 18, 2007 and which was filed with the Securities and Exchange Commission as an Exhibit to the Proxy Statement for the 2007 Annual Meeting of Shareholders.

The Board of Directors, in its business judgment, has determined that each member of the Audit Committee is independent, as required by the applicable listing standards of The Nasdaq Stock Market, Inc. The Board of Directors has determined that Mr. Fitzgerald has the professional experience necessary to qualify as an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

In performing its function, the Audit Committee has:

•	Reviewed and discussed our audited financial statements as of and for the year ended December 31, 2007 with management and with McGladrey & Pullen, LLP, our independent auditors for 2007;

•
Discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), as currently in effect; and

•
Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with the independent auditors the independent auditors’ independence. The Audit Committee has considered whether the provision of non-audit services by the independent auditors to us is compatible with maintaining the auditors’ independence and has discussed with McGladrey & Pullen, LLP their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee

Brian A. Fitzgerald, Chairman
John J. Ferguson
Michael F. Intrieri

April 23, 2008

THE REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE IT BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED TO BE FILED UNDER SUCH ACTS.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Audit Committee has selected McGladrey & Pullen, LLP, independent auditors, to audit the books, records and accounts of Patriot for the year ending December 31, 2008. In accordance with a resolution of the Board of Directors, this selection is being presented to the shareholders for ratification at the Annual Meeting.

A representative of McGladrey & Pullen, LLP will be present at the Annual Meeting and will be provided the opportunity to make a statement and to respond to appropriate questions that may be asked by shareholders.

If the shareholders do not ratify the selection of McGladrey & Pullen, LLP, the selection of independent auditors will be reconsidered by the Audit Committee.

Vote Required

In order to be adopted, the ratification of the selection of McGladrey & Pullen, LLP must be approved by the affirmative vote of a majority of the votes cast by holders of record of the common stock.  Abstentions and broker non-votes are not considered votes cast and will not affect the outcome of the vote.

Relationship with Independent Auditors

McGladrey & Pullen, LLP has served as independent auditors of us and/or the Bank since 1994 and is considered to be well-qualified. We have been advised by McGladrey & Pullen, LLP that it has no direct financial interest or any material indirect financial interest in us other than that arising from the firm’s employment as independent auditors.

McGladrey & Pullen, LLP performs both audit and non-audit professional services for us and on our behalf. During 2007, the audit services included an audit of our consolidated financial statements, an audit of the Company's internal control over financial reporting and a review of certain filings with the Securities and Exchange Commission. All professional services rendered by McGladrey & Pullen, LLP during 2007 were furnished at customary rates and terms.

Audit Fees

During the period covering the fiscal year ended December 31, 2007, McGladrey & Pullen, LLP performed the following audit and audit related professional services and RSM McGladrey, Inc. performed the following tax related professional services:

	2007	2006
Audit Fees consist of fees for professional services rendered for the audit of the consolidated financial statements, audit of internal control over financial reporting and review of financial statements included in quarterly reports on Form 10-Q and services connected with statutory and regulatory filings or engagements.	$475,936	$304,923

Audit-Related Fees are fees principally for professional services rendered for the audit of the FHLB Qualified Collateral Report and consultation fees related to the implementation of SOX 404 and the adoption of FIN 48.	24,235	3,500

Tax Fees consist of fees for tax return preparation, planning and tax advice.	24,885	23,142

All Other Fees	--	--

Total:	$525,056	$331,565

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its chair when expedition of services is necessary. The chair is required to report any decisions to pre-approve such services to the full Audit Committee at its next meeting. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee approved all of the fees set forth in the table above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” PROPOSAL 2.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2009 Annual Meeting is advised that, in order for such proposal to be included in the Board of Directors’ proxy material for such meeting, the proposal must be received by us at our principal executive office no later than January 10, 2009, directed to Angelo De Caro, Chairman and Chief Executive Officer, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901.  Nothing in this paragraph shall require Patriot to include in the Company's Proxy Statement and form of proxy for the meeting any proposal that does not meet the requirements of the rules and regulations of the SEC in effect at the time.

If any shareholder proposes to make any proposal at the 2009 Annual Meeting which proposal will not be included in Patriot’s proxy statement for such meeting, the proposal must be received by March 28, 2009, to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act. The form of proxy distributed by the Board of Directors for the meeting will confer discretionary authority to vote on any such proposal not received by that date. If any such proposal is received by such date, the proxy statement for the meeting will provide advice on the nature of the matter and how we intend to exercise our discretion to vote on each such matter.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other matters to be voted upon at the Annual Meeting. Because we did not receive advance notice of any shareholder proposal in accordance with the time limit specified in Rule 14a-4(c) under the Exchange Act, we will have discretionary authority to vote on any shareholder proposal presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matters.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 accompanies this proxy statement.  Upon written request, we will provide without charge to each person entitled to vote at the Annual Meeting one copy of our Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements and schedules.  Written requests must be directed to:

Robert F. O’Connell Senior Executive Vice President and Chief Financial Officer Patriot National Bancorp, Inc. 900 Bedford Street Stamford, Connecticut 06901

Copies of the Annual Report on Form 10-K will not include the exhibits thereto, but will include a list describing the exhibits not included, copies of which also will be available at a cost of one dollar per page.

Angelo De Caro
Chairman and Chief Executive Officer

Stamford, Connecticut
May 2, 2008

EXHIBIT A

Charter

Board Compensation Committee

January 2005

The Board Compensation Committee shall have at least three members and consist solely of independent directors.  This Committee’s sole task is to set the compensation of all Executive officers of the Corporation and the Bank.

EXHIBIT B

Patriot National Bancorp, Inc.
Board of Directors
Committee Charter
Nominating and Governance Committee

I.  PURPOSE

The Nominating and Governance Committee (the “Committee”) shall (i) evaluate, and nominate director nominees for election by the stockholders and for appointment by the Board to fill vacancies and (ii) provide a leadership role with respect to corporate governance of the Company.

II.           COMMITTEE MEMBERSHIP AND ORGANIZATION

The Committee shall be comprised of no fewer than three outside independent members of the Board.

The members of the Committee shall meet the applicable independence requirements of NASDAQ.

The members of the Committee and the Committee Chairman shall be appointed and may be replaced at any time by the Board.

The position of Committee Chairman will rotate on an annual basis.

III. COMMITTEE RESPONSIBILITIES AND AUTHORITY

The responsibilities of the Committee include:

Determine periodically, as appropriate, desired Board qualifications, expertise and characteristics, including such factors as business experience and skills and knowledge with respect to technology finance, marketing, financial reporting and any other areas as may be expected to contribute to an effective Board.

Review from time to time and report to the Board on general corporate governance matters.

Recommend to the Board, as appropriate, policies, procedures and practices regarding corporate governance for the Company as may be consistent with any applicable laws, regulations and listing standards.

Evaluate, and propose nominees for election or appointment to the Board.

In performing its duties, the Committee shall have the authority to retain, compensate and terminate any search firm to identify director candidates.

Form and delegate authority to subcommittees when appropriate.

Review and re-examine this Charter periodically, as appropriate, and make recommendations to the Board for any proposed changes.

Periodically review and evaluate, as appropriate, the performance of the Committee.

In performing its responsibilities, the Committee shall have the authority to engage and obtain advice, reports or opinions from external counsel and expert advisors.

 Consider and /or adopt a policy regarding the consideration of candidates for the Board recommended by stockholders, including, if adopted, procedures to be followed by stockholders in submitting recommendations.

The Committee shall review the disclosure in the Company’s proxy statement for its annual meeting of stockholders relating to committee functions and shall inform management whether there are any changes that are necessary or appropriate with respect to such disclosure in the proxy statement.

Perform such other activities consistent with this Charter, the Company’s Bylaws and governing law as the Nominating Committee or the Board deems necessary or appropriate.

IV. MEETINGS

The Committee shall meet periodically as necessary to act upon any matter within its jurisdiction.

V. MINUTES

The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

VI.   REPORTS

The Committee will provide reports to the Board from time to time as appropriate.

REVOCABLE PROXY
PATRIOT NATIONAL
BANCORP, INC.

☒           PLEASE MARK VOTES
AS IN THIS EXAMPLE

PROXY SOLICITED ON BEHALF OF
BOARD OF DIRECTORS FOR ANNUAL
MEETING OF SHAREHOLDERS TO BE
HELD JUNE 18, 2008

The undersigned hereby appoints John A.
Geoghegan, L. Morris Glucksman, Michael F.
Intrieri and each of them, as proxies for the
undersigned with full powers of substitution to
vote all shares of the Common Stock, par
value $2.00 per share (the “Common Stock”),
of Patriot National Bancorp, Inc. which the
undersigned may be entitled to vote at the
Annual Meeting of Shareholders of Patriot to
be held at The Hyatt Regency, 1800 East
Putnam Avenue, Old Greenwich, Connecticut
06870, at 9:00 a.m., on June 18, 2008 or any
adjournment thereof as follows:

1. Election of directors. Proposal to elect the
persons listed below as directors of Patriot.

For All                        Withhold Authority
Nominees                    From All Nominees

  ☐        ☐

Angelo De Caro, John J. Ferguson, Brian A.
Fitzgerald, John A. Geoghegan, L. Morris
Glucksman, Charles F. Howell, Michael F.
Intrieri, Robert F. O’Connell and Philip W.
Wolford

☐      For All Nominees Except:

INSTRUCTION: To withhold authority to
vote for any individual nominee(s), mark “For
All Nominees Except” and write that
nominee’s name(s) in the space provided
below:

     ___________________________

2.   Proposal to ratify the appointment of
McGladrey & Pullen, LLP as independent
auditors for the year ending December 31,
2008.

    For             Against                  Abstain

 ☐     ☐      ☐

In their discretion the proxies are authorized to
vote upon such other business as may properly
come before the Annual Meeting of
Shareholders or any adjournment thereof.

To help our preparations for the meeting,
please check here if you plan to attend. ☐

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

Please be sure to sign and date this Proxy in the box below.

_________________________ Shareholder sign above	Date: ________________________

___________________________ Co-holder (if any) sign above	Date: ________________________

Detach above card, sign, date and mail in postage paid envelope provided

PATRIOT NATIONAL BANCORP, INC.

PLEASE ACT PROMPTLY
MARK, SIGN, DATE & MAIL YOUR PROXY CARD TODAY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. THE VOTES ENTITLED TO BE CAST BY THE SHAREHOLDER WILL BE DIVIDED AMONG THE NOMINEES FOR WHOM THE PROXIES ARE AUTHORIZED TO VOTE IN SUCH MANNER AS MAY BE DETERMINED BY THE PROXY HOLDERS. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or for a corporation, please give your full title as such. If shares are owned jointly, both owners should sign.